UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2014 (October 15, 2014)

TRANSOCEAN LTD.
(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On October15, 2014, Transocean Ltd. (NYSE: RIG) (SIX: RIGN) announced that Transocean Inc. (collectively with Transocean Ltd., “Transocean”), its wholly-owned subsidiary, intends to proceed with an unregistered offering of shares of Caledonia Offshore Drilling Company (“Caledonia”), a wholly owned subsidiary of Transocean, within the United States in connection with an offering being made to eligible investors in Norway and to eligible institutional investors internationally. Caledonia also proposes to make an unregistered offering of second lien senior secured bonds issued by Caledonia. Transocean intends to purchase all of the second lien senior secured bonds issued by Caledonia in the bond offering.

The proposed offering of shares, which represents a minority interest in Caledonia, is intended to raise between $125 million and $185 million, with the net proceeds received by Transocean. The proposed offering of second lien senior secured bonds is intended to raise $350 million, with the net proceeds received by Caledonia, together with the proceeds expected to be received by Caledonia under a first lien bank facility, used to finance the acquisition by Caledonia of certain drilling rigs located in the U.K. North Sea from subsidiaries of Transocean.

The transactions are expected to close in the fourth quarter of 2014, subject to market and other customary conditions. There can be no assurances that any such offering will be consummated or completed.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.
Exhibit No.     Description

99.1	Press release dated October 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: October 16, 2014	By	/s/ Jill S. Greene
Jill S. Greene
Authorized Person